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                                                                    Exhibit 99.2


                                 NCO GROUP, INC.
                       Fourth Quarter 2002 Conference Call
                        February 13, 2003, 11:30 a.m. ET


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Operator:                           Good morning. My name is Kim, and I will be your conference facilitator today. At this time I would like to welcome everyone to the NCO Group fourth quarter 2002 earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Ms. Engel, you may begin your conference.

Nicole                              Engel: Good morning and thank you for joining us today to discuss NCO
                                    Group's fourth quarter 2002 results. By now you should have all received a faxed copy of the press release. However, if anyone is missing a copy and would like one, please contact our office at 212-445-8000, and we will send one over to you and ensure that you are on NCO Group's distribution list.

                                    There will be a replay for the call which will begin one hour after the call and run for one week. The replay can be accessed by dialing
                                    1-800-642-1687 or 706-645-9291, pass code 8136365.

                                    On the line with us today is Michael Barrist, Chairman and Chief Executive
                                    Officer of NCO Group, and Steve Winokur, Executive Vice President of
                                    Finance and Chief Financial Officer of NCO Group. Management will make some opening comments and then will open the line for questions.

                                    Before we begin I would like to read a forward-looking statement disclaimer. Certain statements made on this conference call, including, without limitation, statements as to the effects of the revision of the company's revenue recognition policy on future financial results;
                                    statements as to fluctuations in quarterly operating results, statements concerning projections; statements as to the economy and its effects on
                                    NCO's business; statements as to trends; statements as to NCO's or management's beliefs, expectations, or opinions; and all other statements on this call other than historical facts are forward-looking statements as such term is defined in the Securities Exchange Act of 1934 which are intended to be covered by the Safe

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                                    Harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time, and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to these factors, certain other factors, including those discussed in today's release and other risks detailed from time to time in NCO's filings with the Securities and
                                    Exchange Commission, including the annual report on Form 10-K filed on
                                    March 19, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

                                    Michael, are you ready to begin?

Michael Barrist:                    Yes. Thank you, Nicole. I want to thank everyone for joining the NCO Group fourth quarter conference call. Today we'll break the call into several sections as follows. First, I'm going to spend the first part of the call providing complete overview of our announced change to the method by which we're going to recognize revenue for a long term collection contract, which has been in existence since early 2000. Second, I'm going to provide my normal operational overview of the quarter and discuss our strategy as we move into 2003. I will be providing some guidance for 2003. Steve
                                    Winokur, our Chief Financial Officer will provide a detailed financial recap of the quarter. And then, as always, we will open up for questions.

                                    Last night we announced that we will restate our historical financial statements for each of the quarters during the years 2000 and 2001 as well as each of the first three quarters of 2002. The restatement is due to a change in how the company recognizes revenue under a long-term collection contract with one of its clients.

                                    Before I jump into the chronology of events that led up to this decision, it is important to note that prior to February 6th, 2003, the Company believed the method we had been using to recognize revenue under this contract was in conformity with GAAP and at no time prior to February 6th,
                                    2003 did the Company have any disagreements with its independent auditors over this matter. Our independent auditors were aware of the method used and had issued unqualified audit opinions for each of the years 2000 and
                                    2001 and did not raise this issue during any of their quarterly procedures.

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                                    The contract we are about to discuss is a good contract and is extremely profitable for the Company. The issue at hand does not change the business deal, the economics, the timing of the cash flows, or the overall amount of revenue we will derive from this contract. It is a change to the timing of how the Company will recognize the revenue from the contract over the term of the contract. Now let's walk through an overview and the chronology of events.

                                    As many of you are aware, the Company maintains relationships with our clients that range from fixed fee service contracts to contingency collection contracts, where we get a percentage of what we collect, to opportunities for us to purchase accounts from our clients, which we take advantage of through our subsidiary NCO Portfolio. As we build relationships with clients, it is not unusual for NCO to try to up-sell the client and expand the relationship to our ultimate goal of an exclusive relationship. From time to time we are presented with unique opportunities to enter into large, multi year agreements that provide us with earnings and cash flow stability that is the cornerstone of developing any service business.

                                    The contract we are discussing was entered into in late 1999 and became effective in January of 2000. Under the agreement, NCO guarantees the minimum amount of money it will be able to collect for the client on a given book of business within a specified period. In addition to receiving percentage of the monthly collections as a fee for its normal collection work, we receive a bonus to the extent we outperform our minimum guaranteed goals and are required to pay a penalty to the extent we under-perform our guarantee minimums. We retain a residual interest in the cash flow of the receivables we are working after the initial guarantee period that gives us the right to earn additional bonus overtime as well as to recoup the majority of any penalty paid. NCO maintains large amounts of historical data back to 1996 so that we can determine our ability to meet or exceed the agreed upon objectives, and we have developed a model that tracks current performance against historical trends so that management can adjust the work efforts which achieve the best possible results.

                                    Historically, NCO has accounted for this contract by recognizing as current revenue the monthly fee it receives as a percentage of the collections during

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                                    the month and, to the extent overall collections were expected to contribute to NCO earning a bonus or owing a penalty under the contract, a ratable portion of that bonus net of penalties was also recognized in the current period. As I previously stated, prior to February 6th, all of us at NCO believed this method was in conformity with GAAP, and our auditors were aware of this accounting policy and had not raised an issue.

                                    As a side note, one question that came from an investor this morning was regarding our change in auditors in early 2000. This contract was not in force until January of 2000 and, accordingly, was not even looked at by the prior audit firm.

                                    On February 6, 2003, our independent auditors informed us of their current view that the method of accounting for this contract was not appropriate under current revenue recognition guidelines. On February 7, 2003, management, in conjunction with our independent auditors, met with the audit committee to inform them of this issue at hand. Upon further review of current revenue recognition guidelines and after discussion with our independent auditors, NCO determined that we would change the method of revenue recognition for this contract and that a restatement of our financial statements would be required going back to the contract start in the first quarter of 2000.

                                    Under the new method of revenue recognition, all revenue from the contract, including revenue we have already received in cash through our normal monthly percentage of our collections, will be deferred until such time as any contingency related to that revenue has been eliminated, even if our model indicates that our current level of performance will most likely result in us earning a bonus. To the extent we believe a penalty is probable and it exceeds the amount of revenue deferred, we will recognize that penalty in the period that the determination is made.

                                    Under the new method we will defer substantial amounts of revenue, much of which has already been received in cash from our client, during the early years of the contract to future periods. The expenditures associated with generating the revenues will remain in the current period as a period cost.

                                    Once again, I can't emphasize enough that this change does not affect the business deal we've had with this client, the economics of our deal, the timing of the cash flows, or the overall amount of revenue we will derive in total over the life of the contract. It is only a change to the timing of how the company will recognize the revenue.

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                                    In summary, the restatement will result in the reduction of NCO's previously reported revenue by 3.1% or 18.4 million for 2000, by 2.5% or
                                    $17.6 million for 2001. Revenue in 2002 will increase by .3% or 2.1 million over the revenue that would have been recognized under the prior method. It is currently anticipated that revenue in 2003 will increase by
                                    2 million over the revenue that would have been recognized under the prior method. The remainder of the restatement revenue is expected to be recognized in 2004 and beyond.

                                    A restatement will result in a decrease in EPS of $0.43 and $0.42 in 2000 and 2001, respectively, and an increase of $0.04 in 2002. Under the new revenue recognition policy, EPS in 2003 is expected to increase by $0.04 per share. NCO is 100% committed to presenting our investors with the most accurate financial reporting.

                                    Before we move on, one last comment on the restatement as it effects on the credit facility and convertible debt. Based on preliminary conversations with the administrative agent for our senior lender group in conjunction with our own analysis performed by outside counsel, we do not believe the change in the method for revenue recognition and the resulting restatement creates an event of default as defined in our credit agreement. Likewise, based on review of our convertible subordinated notes by outside counsel, we do not believe there is an event of default as defined by the indenture.

                                    We've allotted extra time in the Q&A section for this topic, but now I'd like to spend some time on the quarter and business environment. Excluding the impact of the change in revenue recognition during the fourth quarter,
                                    NCO Group performance is in line with its previously announced guidance provided on November 5th, 2002. While we met our objectives, I feel it is important to look at how the quarter unfolded.

                                    October and the beginning of November performed to our expectations. As we proceeded into November, we were the beneficiaries of stronger than normal payment patterns. However, this quickly reversed in December. This is consistent with some of the information we all received from the retail space

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                                    where during November the initial feedback was a record season, but as the season unfolded, the results were lower than originally anticipated. All in all, the fourth quarter was consistent with normal year end seasonality and consistent with the weak consumer payment patterns we have been experiencing.

                                    I will discuss the current outlook later, but today 2003 has been slightly stronger than expected. Our client performance remains strong. We believe that our commitment to client performance and our decisions not to do wholesale expense cuts at the risk of losing client performance ranking has paid off and is resulting in us seeing an acceleration in new business traction for the first time in many quarters. Additionally, during the quarter we continue to see the benefit of changes to our expense model and continue to lay the groundwork for several expense initiatives for 2003.

                                    During the fourth quarter, the Company had consolidated revenue of approximately $172.2 million, consolidated net income of $6.8 million, and diluted earnings per share on a pro forma basis of $0.26. This was in line with our guidance of $0.28 to $0.32 when you adjust it down to $0.24 to
                                    $0.28 after giving effect for the change in accounting method and the effect of it on the fourth quarter, which was a reduction of $0.04.

                                    During the quarter, revenue in our domestic service business increased by
                                    3.9% when compared to the same quarter last year and was up 3.5% when compared to the third quarter of this year. It is important to note that approximately half of these increases were a result of incremental servicing fees associated with NCO Portfolio that were primarily attributable to the Great Lake portfolio purchased during the third quarter. The remainder of the increase relates to the deferred nature of the revenue recognition previously discussed.

                                    Revenue in our international operations was up 31% over last year as well as up approximately 10% over the third quarter. This was attributable to continued new business opportunities in conjunction with further deployment of new call center technologies in Canada and United Kingdom that improved collections which caused existing clients to increase business and several new clients to sign up. Additionally, our Canadian operation continues to increase the number of seats that it makes available for our U.S. clients to deploy.


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                                    In the portfolio purchase business, revenue was principally flat with the same quarter last year and the third quarter. While we will discuss NCO
                                    Portfolio in detail later in the call, this is a combination of increased volume due to end of year purchases and the Great Lakes buy counteracted by continued weakness in collections on earlier portfolios purchased in a better economy.

                                    During the quarter, we continued to manage our expense structure to our revenue levels cutting where appropriate and, in some cases, increasing in order to maintain our performance amongst our peers with certain clients in order to assure that we receive incremental business as our clients navigate their way through the same difficult cycle. While Steve Winokur will provide details on our quarterly financials, all in all, our expenses performed as expected, and the company met the financial objectives for the quarter.

                                    Before I move on to operations, I'd like to spend a moment on our balance sheet. Over the last several quarters, we have been focused on improving our balance sheet through better collection of accounts receivable, careful monitoring of our cash position, and continued repayment of debt.
                                    This focus continued during the fourth quarter with the repayment of approximately $10 million on our credit facility.

                                    Additionally during the quarter we experienced a normal seasonality in AR days, which increased to 47 from 46 last quarter, excluding the impact of the RevGro acquisition in December.

                                    During the quarter we operated in an environment similar to the third quarter from a collection perspective. However, we did begin to see more positive traction in the development of new revenue opportunities both amongst existing clients as well as new clients. These trends in conjunction with some positive effects in 2003 of the change to our revenue recognition have yielded a positive outlook for the upcoming year that I'll discuss later in the call.

                                    The competitive landscape in our industry seems to be going through some level of transition. One of our largest competitors sold a material piece of their business off during the quarter in order to raise cash to deal with issues between them and their lender group while other larger players refinanced and attempted to refinance in order to improve their balance sheet or deal with extra strategy for investors. We believe these situations are indicative of a

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                                    weak economy and its effects on highly levered, unintegrated service platforms, and feel that the work we did over the last several years integrating our business and focusing on profitability, even in a bad economy, has really paid off. NCO continues to enjoy very strong cash flow and continues to pay down debt at an aggressive pace.

                                    During the quarter, we continued to focus our efforts on how to better meet our client needs while consistently improving profitability. The investments we have made in our clients to date have paid off with incremental volume, and we feel confident that our status with our clients, as it relates to both service and performance, will yield a similar result in the upcoming year. With that said, we are extremely focused on new revenue growth and the ability to operate our business at a better margin.

                                    During the quarter, we continued the deployment of our new foreign labor strategy. As we discussed last quarter, we believe that one of the best opportunities for us to grow our business is to offer user-friendly access to foreign labor for our clients. The NCO network allows our clients access to labor in Canada and India via one contract and one point of contact.

                                    In conjunction with this initiative, we continue to expand our facilities in Canada to accommodate additional domestic business and have entered into an agreement with a new joint venture partner in India. Under our new arrangement we already have deployed 200 people in India, and we will have access to 500 seats in India over the next several quarters. These desks will be used to meet client requirements as well as to assist NCO meeting its operating efficiency goals in the future.

                                    In addition to using India as a source for effective labor for early stage delinquency management, we have begun the process of working towards being able to collect traditional bad debt contingency collection accounts there. To that end, we have started a training process and very shortly an additional two NCO employees will be departing for India for a year to help kick off the project.

                                    I am pleased to report that we have completed our final phase of our migration of our commercial offices to our core system, and as of today the only scheduled system conversion remaining is the completion of the transition of RevGro to our data center. They already utilize the same application software as NCO, which should expedite the process.

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                                    In addition to our normal ongoing expense control and reduction process, we embarked on several new initiatives during the quarter. We've begun a project to automate our back office clerical functions via a work-rules image based platform. When complete this process will help us to better manage our non-revenue producing staff count.

                                    We have also completed negotiations that allows us access to large databases of information on a subscription pricing basis, and we have formally created a business analytic department to help us further understand every aspect of our revenue, cost, and profitability down to the agent level. Many of these initiatives will take time to implement.
                                    However, we believe they are key to our mission of dominating this industry and creating long-term value for our shareholders through consistent growth in revenue and earnings.

                                    Additionally during the quarter the company completed its initial assessment of changes to its business that are required by HIPAA. We expect to complete the required changes during the first quarter and obtain certification. We firmly believe that the money we are spending in this endeavor will provide us with the competitive advantage as we service our health care clients in the future.

                                    During the quarter, our subsidiary NCO Portfolio continued to operate in a challenging environment. Despite continued weakness in consumer payment patterns and the softness of the debt purchase marketplace, NCO
                                    Portfolio's financial results for the quarter met expectations with fourth quarter revenue of $16.6 million and net income of $2 million.

                                    Additionally during the quarter, NCO Portfolio continued to incur impairment charges on several of our older portfolios. This trend has continued to slow down since the majority of problematic portfolios that were purchased prior to the downturn in the economy have become impaired.
                                    As we've discussed in prior calls, portfolios that become impaired go into a cost recovery mode whereby all selections we receive are applied to the remaining carried value on the books.

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                                    As we entered the quarter, the availability in pricing portfolios in the marketplace improved. We deployed $20.4 million during the quarter. NCPM's cash outlay for this purchase was $15.1 million.

                                    As we've discussed in prior calls, we buy the right portfolios at the right price and sit out of deals that are not attractive. While our ability to purchase at our range has improved, the first quarter historically is the slowest quarter of the year. Accordingly, we have not yet provided guidance for NCO Portfolio Managed but intend to do so towards the end of February once we have a clear view of the first quarter.

                                    As we discussed in our last quarterly call, we will continue to focus on larger, more predictable pools of accounts in conjunction with the current small purchase market where we typically source the majority of our buys.
                                    During the quarter, our revenue attainment, which is the amount of revenue we derive from a given amount of business, remains below our targeted levels but consistent with the third quarter primarily as a result of the difficult collection environment. Our efficiency of labor, which shows the amount of labor utilized to drive revenue, including the amount of new client labor drag, improved during the last quarter. This was primarily attributable to managing our payroll expense structure to our revenue levels and the ongoing re-engineering process.

                                    Labor cost, which shows the cost of an average employee within the Company over time, was slightly lower than the last quarter. This was primarily due to the ongoing integration as well as further deployment of NCO personnel in Canada and India.

                                    In early November, we completed the acquisition of RevGro for approximately $15 million. RevGro is the leading provider of accounts receivable outsourced services to the health care sector in the Northeast and is a great addition to our health care business, which is the leader in most of the other regions of the country. Additionally, RevGro operates on the same software as the NCO health care division. This should make for a relatively smooth integration.

                                    We continue to receive calls from investors and the press about the ongoing announcements regarding the IRS bid. The RFI is scheduled to be released on February 14th, 2003. NCO is on the list to receive the bid, and we anticipate applying all of our resources and efforts to achieve a piece of that business. We will keep our investors posted on developments as they occur.

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                                    During the fourth quarter and the early part of 2003, we have continued to take all necessary steps to be in compliance with the Sarbanes-Oxley Act.
                                    NCO believes it is currently in compliance with the requirements of this
                                    Act and will continue to develop all the new requirements and capabilities outlined in the Act over the next several quarters.

                                    During the last several years, NCO has enjoyed the same difficult operating environment as the entire business services community. While we have been able to maintain revenue and produce margins greater than our competition, we have also been focused on laying the groundwork to move this company forward in the current difficult economy.

                                    Last quarter we discussed the tactical sales plan we have put in place to help us with new revenue obtainment. This plan in conjunction with longer term operating cost initiatives such as foreign labor, ongoing platform consolidation, and increased focus on business analytics is yielding us positive results in growth and profitability.

                                    While 2003 will remain challenging from an economic perspective and no one can predict the effects on consumer payment patterns in the event of a prolonged war in Iraq, we believe 2003 will yield growth in EPS over 2002.
                                    This growth will be slightly improved by the deferred nature of our new revenue recognition policy, but we see the fact that we are growing as the key turning point of moving NCO forward.

                                    Our preliminary expectations for 2003 diluted EPS range from $1.55 to
                                    $1.65. More specifically, for the first quarter we expect diluted EPS in the range of $.40 to $.44. No one is able to predict with certainty the timing of the economic turnaround. However, we believe the tactical changes we have made over the last few quarters in conjunction with strategic planning, new revenue opportunities, and further operating cost refinements will make 2003 a positive year for the company.

                                    I'll now turn the call over to Steve Winokur for a financial review.

Steve Winokur:                      Thanks, Michael. Revenue for the fourth quarter of 2002 adjusted for the change in revenue recognition was $172.2 million. This represents an increase of $3.8 million, or 2.3%, from the fourth quarter of last year and an increase of $4.1 million, or 2.4%, over last quarter.

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                                    Breaking down the revenue components, U.S. Operations produced $156.8 million this quarter compared to $151.0 million last year and $151.6 million last quarter. This represents an increase of 3.8% over the fourth quarter of last year and an increase of 3.5% over last quarter.

                                    U.S. Operations included revenue of $10.2 million from services performed for Portfolio Management during the fourth quarter of this year compared to $7.1 million last year. The increase in U.S. Operations revenue over last quarter was primarily attributable to a full quarter of revenue from the Great Lakes acquisition and the RevGro acquisition in December. Great
                                    Lakes and RevGro contributed $6.1 million and $1.7 million, respectively, to the U.S. Operations fourth quarter revenue. These increases were partially offset by continuing weakness in consumer payment patterns as well as the usual fourth quarter seasonality.

                                    NCO Portfolio Management produced $16.7 million of revenue this quarter compared to $16.2 million for the same quarter last year. This represents a 2.8% increase over the same quarter last year and a 2% increase over last quarter. However, it's interesting to note that NCO Portfolio's increase in collections was much higher than their increase in revenue.
                                    NCO Portfolio had collections of $34.6 million during the fourth quarter compared to $25.8 million for the same quarter last year and $30.7 million last quarter. Portfolio collections are allocated between revenue and amortization of the purchase price.

                                    During the fourth quarter of 2002, 48% of collections were recognized as revenue. The remaining 52% went to amortize the carrying value of the acquired portfolios. For the same period last year, 63% of the collections went towards revenue, and last quarter, 53% went towards revenue. The decrease in the percentage recognized in revenue compared to last quarter was partially attributable to $1.7 million of sales proceeds that were included in collections this quarter. These sales proceeds related to a subset of accounts that were sold after the purchase.

                                    The sales proceeds were planned and were included in the original projections. But as we have discussed in prior calls, higher collections in one particular period did not translate into comparably higher revenue
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                                    period. The higher collections actually resulted in lower net income or lower revenue as a percent of collections. Excluding these sales, 51% of revenue would have been recorded as collections. The remainder of the decrease from last quarter was a result of the continuing efforts and continuing lower expectations based on a seasonally difficult quarter.

                                    International Operations represented $13.1 million of revenue compared to
                                    $10.0 million last year. This represents a 30.9% increase over the same period last year and a 10.4% increase over last quarter. Included in the
                                    International Operations revenue for the fourth quarter of 2002 was $4.2 million of work performed for U.S. Operations. Last year's revenue for
                                    International Operations included $1.7 million related to work performed for the U.S. Operations.

                                    This increase reflects the expansion of our utilization of cross border services to maximize our profitability while maintaining the highest level of service for our clients.

                                    Moving on to expenses. In analyzing our expenses, the impact of the change in our revenue recognition method becomes very apparent. While we're not recognizing any of the revenue associated with the contract until there are no contingencies remaining on that revenue, the expenses continue to be charged as a current period cost. In periods where the deferrals are rising, costs will be higher as a percentage of revenue. As we recoup that deferred revenue, expenses as a percent of revenue will decrease.

                                    Payroll and related expenses represented 48.7% as a percentage of revenue compared to 49.3% last year and 48.7% last quarter. The decrease in payroll and related expenses as a percent of revenue was primarily attributable to deferring more revenue during the fourth quarter of 2001 than in the fourth quarter of 2002. By the fourth quarter of 2002, some of the current deferrals are being offset by income recognized on the earlier years of the contract. Excluding the restatement to revenue, payroll costs as a percent of revenue remain relatively flat.

                                    As we've discussed in prior quarters, NCO's continuing effort to contain costs have kept payroll costs in line despite the challenges posed by the current collection environment and the usual seasonal challenges we face in the fourth quarter.

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                                    Selling, general, and administrative expenses increased as a percent of revenue from 35.3% for the fourth quarter of last year to 37.2% for the current quarter. This is down from 37.6% last quarter.

                                    As we've seen in prior periods where we experience reductions in consumer payment patterns, our SG&A like our payroll expense, increased as a percent of revenue because of higher collection expenses. We need to work harder and spend more to bring in the same amounts of revenue. These higher collection expenses include the costs associated with an increase in the volume of accounts forwarded to outside counsel for litigation as well as increased skip tracing and postage costs.

                                    A portion of these increases were offset by a reduction in telephone expense due to renegotiated contracts and a $340,000 expense reduction related to the finalization of the purchase accounting of Creditrust.

                                    Looking forward, the Company has made significant strides in controlling some of these collection costs. The changes we have made will enable us to handle increased volumes of accounts and to dig deeper into our existing account inventory without a significant increase in cost.

                                    The same challenging collection environment that causes certain collection expenses to rise, can also create a situation with our purchase portfolios where the future cash flows are not expected to recover the carrying value. Accordingly, we take an impairment charge on those portfolios to bring the carrying value and the future expected cash flows in line with each other.

                                    SG&A included $369,000 of these impairments this quarter, including
                                    $31,000 from the international portfolios. All of the impairments but one were on files that had been previously impaired. These files were already being accounted for on a cost recovery basis. And while they do not produce any current revenue, a further degradation in the expected future cash flows can result in an impairment expense in the current quarter.

                                    Conversely, improvements in the future outlook do not have a current effect on revenue. The files continue to be impaired, and as additional collections occur after the cost basis is recovered, 100% of those collections will go to revenue.

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                                    The combined carrying value of the impaired portfolios was $6.1 million, or 4% of NCO Group's total portfolios as of December 31, 2002, as compared to $6.6 million, or 4.4%, last quarter. This amount decreased from last quarter due to applying 100% of the current period collections on those portfolios against the remaining carrying value.

                                    Our EBITDA margin for the quarter declined to 14.1% as compared to 15.5%
                                    for the same quarter last year but increased from 13.7% last quarter.

                                    Other income expense included a loss of $250,000 from our investment in
                                    Cyberstarts. NCO made a $2 million investment in Cyberstarts during April of 2001. Cyberstarts is an e-finance company that focuses on operating and growing technology businesses primarily in the insurance, e-collections, payments and benefit areas. NCO carefully monitors its investment in
                                    Cyberstarts to determine if any further adjustments are required.

                                    Other income expense also included a gain of $324,000 related to the true-up of expenses regarding the flood of NCO's corporate facilities in
                                    June of 2001.

                                    Net income for the fourth quarter of 2002 was $6.8 million or $0.26 per share on a diluted basis as compared to pro forma net income for the fourth quarter of 2001 of $8.4 million or $0.31 per share excluding goodwill amortization.

                                    Effective January 1, 2002, NCO Group adopted Statement of Financial
                                    Accounting Standards #142, which eliminated the amortization of goodwill.
                                    142 requires us to determine the fair value of our reporting units on an annual basis. If the fair value of any of our reporting units is less than the book value, we may have to take an impairment charge. During the fourth quarter we completed our annual evaluation, and we did not incur any impairment charges.

                                    Also, as required by 142, we continue to monitor the market value of our stock. At any point where the market value of our stock falls below our book value for an extended period of time, we are required to reassess the fair value of our reporting units. While this could potentially be an issue in the future, our current period's assessment did not result in any goodwill write-offs.

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                                    Lastly, some notes on financial conditions.

                                    At December 31, 2002, the Company had $25.2 million of cash and equivalents.

                                    During the quarter, $20.4 million was spent on the acquisition of new portfolios, of which only $11,000 was spent in the international division and the remainder in NCO Portfolio Management.

                                    Capital expenditures in the fourth quarter were $3.5 million, or 2% of revenue for the quarter. For all of 2002, our capital expenditures were
                                    3.9% of revenue, which is on target with our previously discussed expectations of a blended rate of 4% to 5% of revenue.

                                    During the quarter we continued our push to reduce our outstanding receivables. Our receivable balance increased to $86.9 million this quarter from $79.4 million last quarter. However, this included approximately $5 million of receivables acquired in the RevGro acquisition. The days outstanding increased to 48 days from 46 days last quarter. However, if you exclude the accounts receivable acquired with
                                    RevGro in December, the days outstanding would have been 47 days.

                                    Cash flows from operations for the quarter were approximately $8 million.

                                    I would now like to walk you through our financing activity for the quarter.

                                    During the fourth quarter, NCO Group borrowed $16.8 million to fund the acquisition of RevGro, and NCO Portfolio borrowed $6.5 million to fund the purchase of accounts receivable portfolios. NCO made overall loan repayments of $10 million against our line of credit including a $3.5 million repayment by NCO Portfolio. NCO Portfolio currently has $36.9 million outstanding on their sub facility and $3.1 million available as of
                                    December 31, 2002. Including NCO Portfolio's $36.9 million of borrowings,
                                    NCO had total of $193.2 million outstanding on our credit facility and
                                    $51.2 million currently available. The availability of the overall facility does ratchet down $5.2 million per quarter, and the availability under NCO Portfolio's facility with NCO ratchets down $3.8 million per quarter until it reaches $25 million.

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                                    NCO Portfolio also has a separate non-recourse financing arrangement with
                                    Cargill Financial Services for larger portfolio purchases. NCO Portfolio borrowed $3.9 million under this arrangement and made $5.6 million of repayments during the fourth quarter. As of December 31, 2002, the total amount outstanding under the Cargill facility was $17.6 million.

                                    NCO Portfolio also repaid $1.1 million of its securitized debt this quarter reducing the overall balance to $35.5 million.

                                    All of the remaining purchases made by NCO Portfolio were paid out of their current operating cash flow.

                                    Now I'll turn things back to Michael.

Michael Barrist:                    Thank you, Steve. Operator, can we open up the call for questions please?

Operator:                           At this time I would like to remind everyone, in order to ask a question, please press star, then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from David Scharf of JMP Securities.

David Scharf:                       Good morning, Michael.

Michael Barrist:                    Hey, David.

David                               Scharf: Boy, where to begin. Let me skip over the restatement. I've got a couple questions on that. But in terms of the business, can you give me a little color on where exactly you're seeing an acceleration in new business traction, to use your phrase? Is that on the first party side, or is it more third party placements?

Michael Barrist:                    It's actually in both places. Last year we saw a decrease mid-year or a slow deceleration mid year in the early stage stuff as clients kind of repositioned their internal resources versus external resources. And that picked up towards the end of the year, and it continues to be very, very strong right now. So we're seeing a very strong staying power of existing business as well as new opportunity to deploy additional staff for the existing clients and new clients in the early stage delinquency manager business. In the regular collection agency business, placement volumes are coming up, and clients are asking us for more resources over the next few months. So we're pretty bullish right now on some growth in that space as well.

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David Scharf:                       Okay. And on the first party side, I assume that's more delinquency management. When you see kind of quick spikes in first party placements, is that usually indicating that some of your credit granters are getting more nervous about, let's say 31 to 60 day delinquencies pushing out and they really want to step up the early out calling? Is there anything we can infer about sort of their view of where collection patterns and consumer confidence is heading?

Michael Barrist:                    Well, you're asking a dangerous question. Unfortunately I don't have the answer. The reality is, David, most of our clients are pretty sophisticated about understanding their business and knowing the flows and knowing where things are going to go. So everybody has spikes, peaks and valleys in their business, but they're pretty good at trending things ahead of time. So we get more business because they feel the need for more business and because they are constantly balancing internal resources and external resources. It's a complicated rationale of why we would or would not get business.

                                    And also as the economic heightening has continued, I think clients are also continuing to look at their cost structure very carefully to determine what they want to build in house, what they want to outsource, do they want labor in Canada, do they want labor in India? So there's lots of different dynamics pushing and pulling. I mean, all in all we're adding desks and adding revenue and quality revenue with good clients, so I think that's the important message. But there's lots of different things pushing and pulling at it.

                                    And, no, I do not have an answer as to what the banks are seeing as to current delinquency trends. We're not privy to those discussions. And they're pretty smart about planning ahead of time, so they could be seeing something down the road, or they could not be seeing something down the road. There could be a lot of different factors that generate the volume.

David Scharf:                       Got you. With respect to your roll out of desks in India, when did you decide to actually pursue third party strategy there? Is that something that clients have had to sign off on?

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Michael Barrist:                    Well, it depends on the client relationship. Certainly our more sophisticated performance based clients are going to want some say on where the paper is worked. But the real issue I have with it is, everything we've done today with foreign labor strategy, the client really takes advantage of most of the cost arbitrage. Certainly we get the advantage of ultimately more revenue at a similar margin but the clients want the cost savings. Whereas once we get into being able to do bad debt traditional work there, we get the ability, especially on the clients with small balance, high volume, those types of things, to certainly share some of that leverage with them but keep some of those cost savings for ourselves.

                                    Also relative to the portfolio business, we want to be able to have a better access to labor. We have lots of different levels of labor within our organization and feel pretty comfortable that we'll be able to develop a skill set there in the near term that fits into the entry port of our labor scale. We're pretty confident we can do it without losing bodies in the U.S. We're going to do new incremental business opportunities there so our current employees are comfortable with the process. And then over time we'll develop a skill set. But everything we've tasked India with so far they've done for us, and they've been able to grow and get the quality level. And the primary push is we want to be able as a company to take advantage of that labor and cost arbitrage that we do not get right now.

David Scharf:                       Got you. And lastly, any sense for top line guidance in the current quarter? I know it wasn't included in the press release. Any kind of range you're comfortable with?

Michael                             Barrist: I will tell you we did not provide top line guidance. I will tell you there will be top line growth, but we do not want to provide guidance at this time because it's kind of counteractive to what we're trying to do with the business. Generate EPS growth.

David Scharf:                       Okay. Great. Thank you.

Operator:                           Your next question comes from Edward White with Gannett, Welsh & Kotler.

Edward White:                       Hi, Michael and Steve.

Michael Barrist:                    Hey.

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Edward White:                       My question maybe has two parts. What was so unusual about the contract that you have had to do this multi year restatement on? Or maybe another way of asking it is, are there other contracts that may need reviewing?

Michael Barrist:                    First of all, we do not have any other contracts with this type of an arrangement. We do have some client situations where on a monthly basis they may make a bonus available to you if you hit certain objectives, and that revenue is recognized when the client awards the bonus to you. We do not have any other penalty contracts. So to answer the second part of the question, there's no other contracts that need to be re-reviewed or looked at or that could be subject to change.

                                    What is so complicated about this contract is it's got a lot of moving parts. And as you know, contracts are analyzed against revenue recognition guidelines. And very rarely do complex contracts just fit specifically into one guideline. They have to be interpreted across multiple guidelines. And people who are knowledgeable in GAAP internally here as well as people who review this stuff I'm sure at independent audit firms try to do the best job they can to analyze the terms of the contract and make the best decisions as to the revenue recognition policy.

                                    It is not surprising in today's environment that most independent audit firms, and I can't speak for them, are looking at a lot of stuff with a fresh view and trying to take the most conservative stance on it and just going back and digging in and really making sure that everything is being recognized properly. And our situation is that our independent auditor's current view is that we were not doing it correctly. And regardless of how we got there, that was the situation put in front of us last Thursday. And then the mission becomes, you've got to fix it and make it right and get the correct information to our investors as quickly as possible so that we can move forward.

                                    It's not just a simple fact of a very simplistic contract that we put into the wrong revenue recognition bucket. I would say that it's pretty complicated with lots of moving parts. And it was analyzed and a lot of smart people looked at it. This issue came up last Thursday. So I think that's indicative of how complicated it is.

Edward White:                       And you believe you have had sufficient time to review other contracts so these issues won't reoccur?

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Michael Barrist:                    Correct. Yes.

Edward White:                       All right. Thank you.

Operator:                           Your next question comes from Bill Warmington with SunTrust Robinson.

Bill Warmington:                    Good afternoon, everyone.

Steve Winokur:                      Hey, Bill.

Michael Barrist:                    Hi, Bill.

Bill                                Warmington: Couple of questions for you. The first was you had mentioned that you had seen an improvement in the efficiency of labor during the fourth quarter. I just want to know if you could share with us some of the
                                    -- I assume you're looking at it on the revenue per FTE basis or whatever metric are you using to measure that?

Michael                             Barrist: Well, we look at cost compared to revenue generated. And as I stated in the prepared comments, one of the reasons it is a little more efficient is that every year in the fourth quarter we very carefully manage our labor to interact with the seasonal downturn that we typically have.

Bill Warmington:                    Right.

Michael Barrist:                    So that is one piece of it. And in the fourth quarter there is a big up tick in additional business going to Canada, and certainly that has a very large impact in the cost of labor as it relates to the revenue we generate. So those are normal things we would have expected to see. I don't think it's indicative of anything broader in the labor market or anything. It's just the normal trend we're moving towards of produce the same amount or more revenue with less cost of labor.

Bill                                Warmington: A question on how the $0.04 benefit for 2003 from the restatement comes out over the quarter. Is it ratably, a penny a quarter, or is it going to be concentrated one place or another?

Michael Barrist:                    Well, we've given first quarter guidance at this point, so I will tell you it is $0.02 in the first quarter.

Bill Warmington:                    Got you. And then --

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Michael                             Barrist: Bill, by way of reference, in 2002 when you get a chance -- I don't know if you've looked at the restated table yet because you sound like you're in a car, but when you get a chance to look at it, 2002 is relatively choppy as to the effect it's had quarter by quarter.

Bill Warmington:                    -- yeah.

Michael                             Barrist: The way this thing kind of rolls out, because of deferral nature,
                                    2002, 2003 are kind of the transition years, and then you start to get a lot of benefit in 2004 and beyond. That choppiness does not really exist in 2003 in the modeling we've done.

Bill Warmington:                    Okay.

Michael Barrist:                    So we won't be bobbing up and down. You can assume that the other $0.02 kind of filters in over the next three quarters.

Bill Warmington:                    Okay. I wanted to ask also about what you -- you mentioned that there would be top line growth in the first quarter. Is that on a year over year basis? You're talking about overall revenue growth for the whole organization or --

Michael Barrist:                    I will say yes to that. There will be reasonable top line growth in the first quarter. We have made a purposeful decision not to provide revenue guidance, like many companies have not because when you're running a business in this economy, we're seeing new business growth, business is in different places, some of it's foreign labor, some of it coincides with moving business to other labor markets where we make more ultimate dollars but revenue goes down, so it's very difficult to provide specific guidance. And I don't want to be tied to specific guidance because we're trying to make the best EPS decisions every day. But I will tell you that when the first quarter rolls out we currently expect to see positive revenue growth in that quarter.

Bill Warmington:                    Final question for you on the new business pipeline. If you look at your different verticals that you serve, where are you seeing the opportunities?

Michael Barrist:                    The opportunities right now -- I'll walk through a couple of the major points. Healthcare, there's a lot of stuff in the pipeline and a lot of opportunity on paper, but it's been very difficult to bring it in as revenue, primarily because the healthcare industry in general is very cost conscious. They're tied up with HIPAA, there's a lot of moving parts to
                                    it. The commercial business or business-to-business collections, which got beat up pretty bad during 2002, has seen an up-tick, and it's just starting, but we're optimistic that we'll get some level of up-tick there but not too great.

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                                    The bulk of our increased business is in the traditional bad debt, financial collection business, --

Bill Warmington:                    Right.

Michael Barrist:                    -- bank card, banking, financial services, those types of things.

Bill Warmington:                    Okay. All right. Well, thank you very much.

Michael Barrist:                    Sure, Bill. Thank you.

Operator:                           Your next question comes from Eric Coselle with Tazza.

Eric Coselle:                       Hi. Just wanted to ask about collector turnover in the quarter. Is that trend up or down, or do you have any sort of statistics on that?

Michael Barrist:                    I do not have those statistics yet. The trend has been coming down on turnover, but I'm not so sure that's really indicative of a trend because we've been managing labor so tightly in the last three quarters, so I've not seen the fourth quarter yet. I will tell you, even if it's improved, I wouldn't read a lot into that, that our ability to access labor to prevent turnover has improved. That has gone up and down over the 16 years I've been in this business, and it never stays one place or another.

Eric Coselle:                       Okay. And then do you have statistics such as the amount collected per hour that you can share with us or no?

Michael Barrist:                    We track some of those statistics internally as part of our normal business analytics, but we do not put them out to the Street.

Eric Coselle:                       Trend in that, can you speak that at least?

Michael Barrist:                    Collections, I do not know the trend for that. It's tracked at a very low level, by call center, by product, by agent, and it does not roll up to a corporate level. It's not a statistic I look at.

Eric Coselle:                       Okay. You just look at costs per revenue generated?

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Michael                             Barrist: We look at revenue per person, cost per revenue per person, cost per product. Those things we break by office and product line. We do not get down to collections per hour because one of the other issues in our business is the amount of fee we derive from each type of collection can be different in every type of business relationship.

Eric Coselle:                       Right. Okay. Thanks.

Michael Barrist:                    Sure.

Operator:                           Your next question comes from Bill Sutherland with Commerce Capital.

Bill Sutherland:                    Good morning, everybody.

Michael Barrist:                    Good morning, Bill.

Steve Winokur:                      Good morning.

Bill                                Sutherland: When you look at the trends right now, Michael, and recently in terms of where you are in the marketplace and getting some traction, does it feel like market share gains to you more than the market itself?

Michael Barrist:                    Well, certainly market share I think is one of the larger components of it because I believe there is more business available from what the clients tell us. But we gain market share by performing better than our competition. I also believe that while there's not a major impact yet, turmoil amongst our larger competitors helps us in a subtle way. I don't think any client is pulling business from another agency because they don't like their balance sheet or they're concerned about financial stability. I don't think that's the case. But I think we've seen some benefit in new business awards and other things from having some turmoil out in the marketplace.

                                    So it is new business gains. The biggest piece of it is market share increases, which is comprised of new business opportunities as well as transition from other vendors. And it's some new client activity, which is the nicest part of it. We have some clients we've been working with for several years in the telecom space that are finally going to hopefully give us some business. They've committed.


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                                    I've gotten kind of cynical, I don't count it until it's in the door and I can bill it. But there's some stuff that's on line to come up that is meaningful stuff that we've been working for a long time to get into some new client relationships. They start small and they grow, but you've got to get in there and get started.

Bill Sutherland:                    So it feels a little bit better than the normal seasonality to you?

Michael Barrist:                    It feels a little better than the normal seasonality. Again, I'm trying not to be too optimistic about it because we've been all over the place before, and the economy is still unpredictable. I also don't think that this is indicative of the economy turning around or that our clients have so much more business opportunity. I just think everybody continues to get smarter about how they do their business. And to the extent we have good resources that can provide them a proper result at a good price and be consistent for them and what not, we become the vendor of choice, and that's where we want to be.

Bill Sutherland:                    You or Steve mentioned that the purchase availabilities for NCPM were still pretty soft out there. Is that relative to where you're trying to go now, which is the larger deals?

Michael Barrist:                    I think it was a very decent market in the fourth quarter. I don't think it was soft in the fourth quarter. I think the overall environment they operate in is a tough environment because collections are tough and there's a lot of fast money that's coming to the space. But typical to prior years, the fourth quarter is a very good buying opportunity for us and the other players in the business as well because a lot of clients are just basically cleaning up, trying to get stuff off their balance sheet and turn it into cash before year-end.

                                    The reason I was a little concerned, I didn't want people to read into it that the first quarter and beyond could be strong. Because, historically, just like the fourth quarter is strong, the first quarter tends to be weak from a purchase perspective.

                                    And the other thing is, when it relates to NCPM, you've got a double whammy in the first quarter in that purchases tend to be weak, but collections are very strong, which, as you recall, when collections are strong, servicing fees are high. And, yes, those incremental collections add a little bit to revenue over time if they continue, but you pay the price of the incremental servicing fees in that quarter. So first quarter tends to be a tougher quarter to predict and a tougher quarter to make money in.
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Bill Sutherland:                    And that's why you're holding off obviously on NCPM guidance?

Michael Barrist:                    Yes.

Bill                                Sutherland: And the organic growth, I was a little confused actually on how that was in Q4, not to split hairs, but it was -- I mean, RevGro didn't really have an impact, but if you count the Great Lakes as acquired revenue.

Michael Barrist:                    Comparing it to fourth quarter of last year or third quarter?

Bill Sutherland:                    Yeah. Fourth quarter last year. It was like 1% or 2%, Steven?

Steve Winokur:                      I don't have the percent.

Bill Sutherland:                    Okay. I just was trying to get a feel for it because I think it was total 3.9%.

Steve Winokur:                      The domestic business grew 3.8%.

Bill Sutherland:                    That's a lot of numbers today.

Steve Winokur:                      Great Lakes was $6.1 million, and RevGro as $1.7 million.

Bill Sutherland:                    Okay. So that would be -- okay. And then lastly, Michael, real quick, you mentioned last quarter NCPM entering into a contract with card issuer where you'd work with those accounts that wanted to volunteer --

Michael Barrist:                    Yes. Absolutely.

Bill Sutherland:                    -- to sell their balances.

Michael Barrist:                    Yeah. That process is well underway. We did the first launch of it and it's too soon to know what the ultimate results are going to be, but the process is underway. This is for any of our investors that aren't aware of this. We announced last quarter, actually discussed this morning on the
                                    NCPM call, a program where we work with a major credit card issuer on a voluntary program where certain segments of our older portfolios where we know they're not going to pay or they're not likely to pay, we offer them

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                                    the ability to transfer their balance to a secured card and in exchange for that this other player, this other credit card company will pay us for that receivable and buy it from us. That process is good for us in that it turns old accounts that are not likely to pay into money.

                                    We also are tracking it very carefully though to make sure that it doesn't cannibalize cash flow that we might have had otherwise. And we are too soon in that process to say whether it's good or bad. I think the indications are so far that it's okay. I wouldn't say it's a home run yet, but we're watching it pretty carefully.

Bill Sutherland:                    Okay. Thanks a lot.

Michael Barrist:                    Sure. Thanks, Bill.

Operator:                           Your next question comes from Gary Steiner with Awad Asset Management.

Gary Steiner:                       Yeah. Hi. I have a number of questions. When you went through the restatement in terms of the impact on the various years, it looks like in
                                    2000 and 2001 combined the restatement cost you about $0.85 in earnings, and in 2002 it added $0.04, and you're projecting in 2003 it will add
                                    $0.04. So the gap between prior restatements down in 2002 and 2003 is a combined $0.78 hit to the aggregate numbers. I'm wondering when that gets recovered, I mean, does the bulk of that come in 2004? If you're continuing to do business with this client, is that offset by new agreements and new business that you take on?

Steve                               Winokur: The answer is, first of all, as Michael said, 2002, 2003 are kind of transition years. So in 2004, 2005 and 2006 you start recouping the money that you deferred in those prior years.

                                    The answer to your question about doesn't current business continue to put downward pressure on it, the answer is yes. But as the contract continues through time, the older ones build more positive than the newer ones push down. If you think of it, 2001 continued dampening even though 2000 starts picking up. It's only one contract against one contract. In 2004, you've got the 2000 year turning positive and 2001 turning positive. You have
                                    2002 starting and 2003 kind of flattening. So you have more positives going on than negatives at that point in time.

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Gary Steiner:                       What's the term of that contract? I guess you said it started in '99, if
                                    I'm not mistaken.

Steve Winokur:                      It really started January 1st of 2000, had three years with two one-year renewals.

Michael Barrist:                    So if we take all the renewals, it goes through 2004.

Gary Steiner:                       Okay. So I guess why wouldn't you -- if it goes through '04, why wouldn't you recapture all of the $.78 by '04?

Steve                               Winokur: Because the way that the contract works is that the recapture comes along with continued collections. And remember Michael talked about the fact that we retain the right to the future collections beyond the contract date, so those come into play.

Gary Steiner:                       Okay. I guess just as a follow up to the questions regarding the first quarter, the top line growth, I'm wondering do you expect to see -- I forget exactly what the word was that you used but something like reasonable top line growth. I mean, would you expect to see top line growth above and beyond whatever you're going to get from the acquisitions that you've made in the last quarter or two?

Michael Barrist:                    Yes. We anticipate that when you line up the quarters we will see -- I use the word reasonable because I want to be careful and pick my words. We are not making decisions on revenue growth anymore. We're making decisions on
                                    EPS growth. And we're doing lots of things with clients to move labor around and move business around to make the most possible money. So you will see reasonable revenue growth. Now I don't want anyone to walk away from this call thinking we're going to knock the ball out of the park because the economy is still difficult, and we still proceed very cautiously in everything we do. But you will see reasonable revenue growth, and we will have some EPS growth year over year.

                                    And if I could just say one other thing to comment on what Steven said, the current contract, if we stopped at the end of 2004, you would see more of a pickup in 2004, and the bulk of it would come back in 2005 and 2006.
                                    If you continue, that will dampen a little bit, but it will still crescendo the way the model works. And keep in mind that while we're looking at this for revenue recognition and a modeling prospectus slightly different, we have all this data. I mean, there's huge amounts of data and

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                                    analytic tools tied to that data that have been in place for a very long time. So in doing a restatement and understanding what it means for the future, yes, it's a different way of thinking for management, and you have to kind of change the way you look at it, but the data is all there, the data is all in place, and we have very good analytical tools to understand what that means.

Gary Steiner:                       Is this particular account, is this your largest client?

Michael Barrist:                    I don't think it's currently our largest client.

Steve Winokur:                      It's one of them.

Michael Barrist:                    It's one of the top three.

Gary Steiner:                       Okay. I guess I was surprised by the magnitude of the restatement. I mean, if we, for example, if we look at the first quarter of 2002, the gap between the reported and the restated number is $0.18 a share if I did the numbers right, which on a pre-tax basis is something like $9 million, which is a huge number for you guys. I guess I'm just struggling to understand how you can have that sort of magnitude within one quarter.

Steve Winokur:                      Gary, remember a couple of things. First of all, the relative magnitude or materiality of this contract in this context is actually exaggerated by the fact that you're moving the timing of revenue, but all the expenses stay in one period. So when we recognize a lot in one quarter, that doesn't even necessarily mean you had the expenses in that quarter. It's from prior quarters that all of a sudden became available.

                                    The question about how can the magnitude work that way, the contracts under this revenue recognition method doesn't allow you to recognize any of your normal contingency fee or your commission fee along the way. Then all of a sudden you get to one point, you recognize all of the fees that you earn to date. Then you start to recognize bonus. That's where it gets very difficult to intuitively understand how this flows, particularly in the first quarter of 2002. You're right that we had a big up-tick, but that was because the earliest traunches started coming through with revenue at that point.

Gary Steiner:                       I see.

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Michael Barrist:                    One thing that you have to keep in mind is, under the new method I see this contract kind of in three phases. There's a deferral phase, there's a stabilization phase, and then there's a big revenue phase where you get the money back. 2002 and 2003 are the stabilization phase, and any time you have to change the way you think about something, you have to go back and look at how all the numbers interact, and we looked very carefully at the dynamic that made 2002 so choppy.

                                    In modeling it and rolling it into 2003, we did not get that level of choppiness. Now partially because you then have three traunches or three years that have been through the referral cycle, which is the highest the deferred revenue theoretically can go, and then it should work its way down over time. But there is a period of time where you're not recognizing a lot of revenue, and then once you get to the point where you've hit your minimums, you recognize large amounts of revenues. So 2002 and 2003 go together.

                                    The question was already asked how the $0.04 falls into 2003. $0.02 comes in the first quarter, and the other $0.02 kind of rolls out the way our model shows across the rest of the quarters. It's not like up five, down three. It's basically split across the rest of the year. We do not have that level of choppiness in the model right now for 2003.

Gary Steiner:                       Okay. Let me just ask one other question. I guess in your opening comments, Michael, you mentioned the IRS business, and a lot has been written and talked about that. I wonder if you could just maybe share with us how significant you think the opportunity might be there and whether the business will actually be there and what sort of chances you guys will have in the process.

Michael Barrist:                    I thought you were going to ask me an easy question. I've heard everything from 200 desks per vendor to 500 people per vendor. I've heard a lot of different chatter and noise about what the current plan is. I'm not really sure, to tell you the truth. I mean, our folks read everything that comes out on it. We were not on the original group of vendors that were asked to help kind of understand the situation, do a situation analysis. We chose not to do that because, quite frankly, it's not that we don't want to do it, it doesn't matter if you had to get a contract award in our opinion and we didn't have the time to do it right because we're in the middle of integration, and we wouldn't want to start a process and not be able to put the correct amount of time into it. But we've read everything that's written.
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                                    The reality is it's a very good contract of several hundred people. It will be large amounts of revenue for the company, $6 million to $10 million is my guess, maybe even more. But right now I don't really understand specifically how the profitability is going to work, how the pricing is going to work. We're developing a lot of stuff now because the pricing is expected to be very complicated. The contract we understand now is going to be administered through the GAO, similar to how DOE does their business.

                                    And it's important to note also that this has now been moved up in the spotlight, and President Bush is pushing it. If you had asked me the questions three weeks ago I would have said, it's going to be the end of
                                    2003 before they get the right to do this and the RFI out the door. It's been moved up. It seems to be on the fast track. But we've seen lots of these kind of things before. And I'll tell you two things that are certainties. One is we will put every resource of this company, including
                                    24 hours a day of my time if I have to and Steven's time and everybody's to try and get this business. But the other thing I'll tell you with relative certainty is I'm not planning my 2003 budget around getting a piece of business closed. You don't know when it's going to come in and what it's going to mean until you get the RFI and the client really understands all the details of it.

Gary Steiner:                       Okay. And, I'm sorry, let me just ask one last one. In your guidance for
                                    2003 earnings guidance, what sort of economic environment do you presume.
                                    I mean, are you assuming that the environment pretty much stays the way it is today, or do you presume an economic recovery in those numbers?

Michael Barrist:                    We presume consistency for right now.

Gary Steiner:                       Okay. Great. Thanks a lot.

Operator:                           You have a follow up question from David Scharf with JMP Securities.

David Scharf:                       Yeah. Just a couple of quick follow-ups on the accounting and the restatement. Michael, I'm curious, it seems like your auditors are in many ways asking you to account for service revenue sort of analogous to on the purchase side if they wanted you to do the cost recovery method,

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                                    effectively getting rid of any kind of estimates. And did you think what they were asking you to do on this contract have any implications for potentially how auditors look at the use of level yield revenue recognition if it doesn't purchase business?

Michael Barrist:                    Well, I think in looking at that, if you're asking is this indicative of future view of how we have to do revenue recognition in the portfolio business, the answer to that is I don't believe so. Because, as a matter of fact, there was a new revenue recognition and methodology. And, Steven, maybe you could fill in the proposed for next year for the portfolio business.

Steve Winokur:                      It's close to what we do now. It's kind of moves your balance instead of moving your IRR. But the difference between this -- first of all, David, your understanding of this situation is exactly, exactly on point. It is as if they were making us go in cost recovery. One of the interesting things that we've discussed when this first came up on Thursday was I said the same thing. Why is this not the same as our purchase portfolio? And the answer is because you don't own it.

Michael Barrist:                    And you're a service business.

Steve Winokur:                      And you're a service business.

David Scharf:                       Okay.

Steve Winokur:                      So it's not a matter of not using estimates. It's a matter of from a balance sheet standpoint having to account for every possibility of a contingency.

David Scharf:                       Got you. And lastly, can you actually give me an example of what you mean by removing a contingency? I'm trying to work through the example of using a round number of $1000 of base values placed with you.

Michael Barrist:                    David, let me give you some round numbers, and this will make perfect sense. Client gives you a million dollars. Historically, you collect 10%, which is $100,000, --

David Scharf:                       Right.

Michael Barrist:                    -- and you charge the client 20%, which is net 80. What we historically have done is as the money comes in the door we recognize a percentage of

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                                    the $100 as it comes in. And we constantly do analysis to say, look, at the end of year one we should be at $40 collected, and we're at $60. So we know it's based on the trend line or based on the curve we're going to be in a bonus. We calculate what the ultimate bonus could be on a conservative basis, and then we go back and recognize a ratable portion.
                                    So in essence what we're doing is we're determining what our ultimate pay is going to be and then rating it over the collection. So 20% becomes 21%
                                    or 19% or something.

                                    What they're saying now is you have a bogey of $100. $60 came in in year one, which you had $12 in fee. So basically $60 is less than $100. You're
                                    $40 short. Take the $40 short, you can't recognize any of the $12. So all the $12 become deferred.

David Scharf:                       Yeah. I realize that. I guess I'm trying to understand is there a date certain? Is it for example every 12 months there is this evaluation period to determine whether a contingency is removed and you get to realize it all?

Michael Barrist:                    Well, there is -- for each traunche or each bucket of business subject to the guarantee there is a settlement base.

David Scharf:                       Got you.

Michael                             Barrist: And once that settlement date occurs, then everything that comes in after that point, to the extent you were able to earn incremental bonus or you have the right to recover penalties paid on a traunche by traunche basis, that money all is profit. It's all revenue.

David Scharf:                       Got you. So you know exactly in the future when certain dates do you make that determination?

Michael Barrist:                    Right. Now keep in mind, the modeling is basically the same in essence.
                                    We're always trying to understand based on historical trends and current performance where we're going to be, so we can model how this should roll out. It's just a difference -- as you can imagine, we've been grinding on this thing since last Thursday when this all started of really understanding how to think through this thing in this new methodology.

David                               Scharf: Now why didn't they want you to match costs more accurately with revenue? In a lot of deferred revenue models out there you also defer costs.

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Steve Winokur:                      Because the costs are not a contingency.

David Scharf:                       Got you.

Michael Barrist:                    And they have no future value.

Steve Winokur:                      They have no future value.

David Scharf:                       Okay. All right. Thank you. That's it.

Operator:                           Again, if you would like to ask a question, please press star, then the number one on your telephone keypad. There are no further questions.

Michael Barrist:                    Great. I want to thank everyone again for joining our call today. Sorry it was so lengthy. Investors who have questions, please feel free to contact
                                    Steve Winokur or Brian Callahan or myself, and we will try to answer your questions within the boundaries of Regulation FD. Thank you.

Operator:                           This concludes today's conference call. You may now disconnect.

                                    [END OF CALL]


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